Exhibit 8.1

List of Subsidiaries and Consolidated Entities of KongZhong Corporation, as of March 31, 2016

Name of the Subsidiaries or Consolidated Entities	State or Jurisdiction of Incorporation

Beijing AirInbox Information Technologies Co., Ltd.	People’s Republic of China

Beijing Boya Wuji Technologies Co., Ltd.	People’s Republic of China

Beijing Chengxitong Information Technology Co., Ltd.	People’s Republic of China

Beijing Shangshu Boer Culture Communication Co., Ltd.	People’s Republic of China

Beijing Shiyuan Leya Culture Communication Co., Ltd.	People’s Republic of China

Beijing Wireless Interactive Network Technologies Co., Ltd.	People’s Republic of China

Beijing Xinrui Network Technology Co., Ltd.	People’s Republic of China

Beijing Yin’ao Fulai Culture Development Co., Ltd.	People’s Republic of China

Dacheng Holdings Limited	Cayman Islands

Dacheng Investment (HongKong) Limited	Hong Kong

KongZhong China Co., Ltd.	People’s Republic of China

KongZhong Information Technologies (Beijing) Co., Ltd.	People’s Republic of China

Monkey King Search Corporation	Cayman Islands

Nanjing Net Book Culture Co., Ltd.	People’s Republic of China

Noumena Innovation (BVI) Ltd.	British Virgin Islands

Noumena Productions Limited	Hong Kong

Shanghai Dacheng Network Technology Co., Ltd.	People’s Republic of China

Shanghai KongZhong Brilliant Game Co., Ltd.	People’s Republic of China

Shanghai Mailifang Communication Co., Ltd.	People’s Republic of China

Shanghai Star E-sport Network Technology Co., Ltd.	People’s Republic of China

Sigma Interactive Inc.	British Virgin Islands

Simlife International, Inc.	Cayman Islands

Success Blueprint Limited	British Virgin Islands

Tianjin Mammoth Technologies Co., Ltd.	People’s Republic of China

Xiamen Xinreli Technology Co., Ltd.	People’s Republic of China

KongZhongWang JP Co., Ltd.	Japan

Dacheng (Singapore) Pte. Ltd.	Singapore

KongZhong (Singapore) Pte. Ltd.	Singapore